EXHIBIT 99.1

[ ASTRAZENECA INTERNATIONAL LOGO] [ AVANIR PHARMACEUTICALS LOGO ]

NEWS RELEASE

FOR IMMEDIATE RELEASE

ASTRAZENECA AND AVANIR ANNOUNCE GLOBAL ALLIANCE TO DISCOVER AND DEVELOP NOVEL REVERSE CHOLESTEROL
TRANSPORT ENHANCING COMPOUNDS

London and San Diego, July 11, 2005 – AstraZeneca PLC today announced an exclusive global licensing and research collaboration agreement with Avanir Pharmaceuticals (AMEX: AVN) to discover, develop and commercialise Reverse Cholesterol Transport (RCT) enhancing compounds for the treatment of cardiovascular disease.

RCT enhancing compounds are designed to directly increase the flow of lipids from blood vessel walls by promoting a natural process known as Reverse Cholesterol Transport. Compounds that enhance this pathway may potentially reverse existing vascular disease in comparison to current agents that have to date only been shown to prevent disease progression.

“AstraZeneca has a strategic commitment to find new treatments for dyslipidaemia, and Reverse Cholesterol Transport is an exciting therapeutic area for us. We wish to build on our existing strengths and this alliance will open up new opportunities for AstraZeneca in the treatment of cardiovascular disease,” said Gunnar Olsson, Head of the Cardiovascular Therapy Area, AstraZeneca.

Under the terms of the agreement, Avanir will receive an upfront payment of $10 million. In addition, Avanir is eligible for milestone payments totaling $330 million, contingent upon achievement of development and regulatory milestones and on achievement of sales targets, together with the payment of stepped royalties rising from single digit to low double digit rates, dependent on sales achieved. AstraZeneca will assume responsibility for development and for both product discovery and development costs, with both parties contributing scientific expertise in the research collaboration.

“Reverse cholesterol transport is an attractive target for the development of drugs for cardiovascular disease. AstraZeneca has a long-standing record of achievement in development and commercialization in this area. Their leadership in cardiovascular therapies makes them the ideal partner to maximize the potential of this programme,” said Marty Emanuele, Ph.D., Vice President of Business Development, Avanir Pharmaceuticals.

RCT is a natural process that involves the flow of cholesterol from tissues, including the walls of blood vessels, and its subsequent transport to the liver for metabolism and removal from the body. The process is complex, involving several steps, and a variety of specialized transporter molecules and carrier proteins to take cholesterol out of body tissues into the liver. Once cholesterol is taken up by the liver, it can then be transported to the gall bladder for excretion.

Enhancement of the natural reverse cholesterol pathway is promising because it is likely to provide a more effective process for protecting blood vessels from vascular disease induced by abnormal blood lipids. Currently available agents are effective in prevention of the fuller development of additional lipid rich plaque, but have yet to be proved effective in regressing or decreasing the existing plaque burden. Enhancing the RCT pathway may be more effective at reducing pre-existing vascular disease.

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of over $21.4 billion and leading positions in sales of gastrointestinal, cardiovascular, respiratory, oncology and neuroscience products. In the United States, AstraZeneca is a $9.6 billion healthcare business with more than 12,000 employees. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information about AstraZeneca, please visit: http://www.astrazeneca-us.com/

Avanir Pharmaceuticals is a pharmaceutical company focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. Avanir recently submitted to the FDA the last modules of its “rolling” new drug application for Neurodex™ for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a Phase 3 clinical trial of Neurodex in patients with diabetic neuropathic pain. Recently, Avanir partnered its preclinical research and development program for inflammatory disease with Novartis. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

For further information contact:
AstraZeneca Media Inquiries:	Avanir Pharmaceuticals Media Inquiries,:
Edel McCaffrey, Tel: +44 (0) 207 304 5034	Amy Martini, FischerHealth:
Steve Brown, Tel: : +44 (0) 207 304 5033	212-601-8190

Investor Inquiries:	Avanir Pharmaceuticals Investor Inquiries:
Mina Blair, Tel: +44 (0) 207 304 5084	Patrice Saxon, Tel: 858-622-5202

Jonathan Hunt, Tel: +44 (0) 207 304 5087

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Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements are forward-looking statements. Risks and uncertainties for Avanir Pharmaceuticals include risks associated with product discovery and development as well as risks shown in Avanir‘s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir‘s business and technology. Our anti-inflammation research program is in the early stages of development and competes with other research approaches and compounds under development by large pharmaceutical and biotechnology companies. Preclinical research findings are not always supportable by evidence obtained from clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside the influence and/or control of the Company. The company disclaims any intent or obligations to update these forward-looking statements.